Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

16-03

Contacts:	Derrick Jensen, CFO	Media - Deborah Buks and Molly LeCronier
	Kip Rupp, CFA- Investors	Ward
	Quanta Services, Inc.	713-869-0707
713-629-7600

QUANTA SERVICES REPORTS 2015 FOURTH QUARTER AND ANNUAL RESULTS

Revenues of $1.90 Billion

Diluted Loss Per Share from Continuing Operations of $0.02 Includes $0.25 of Net Impairment Charges

Non-GAAP Adjusted Diluted EPS from Continuing Operations of $0.30

HOUSTON – Feb. 25, 2016 - Quanta Services, Inc. (NYSE: PWR) today announced results for the three and twelve months ended December 31, 2015. Revenues in the fourth quarter of 2015 were $1.90 billion compared to revenues of $2.03 billion in the fourth quarter of 2014. Net loss from continuing operations attributable to common stock was $2.6 million, or a loss of $0.02 per diluted share, in the fourth quarter of 2015 compared to net income from continuing operations attributable to common stock of $60.4 million, or $0.27 per diluted share, in the fourth quarter of 2014. Adjusted diluted earnings per share from continuing operations attributable to common stock (a non-GAAP measure) was $0.30 for the fourth quarter of 2015 compared to $0.48 for the fourth quarter of 2014.

“Our adjusted fourth quarter results met our expectations, setting a positive tempo as we transition into a new year,” said Jim O’Neil, president and chief executive officer of Quanta Services. “We expect improved project execution and increasing mainline pipe activity to drive profitable growth and significantly contribute to our earnings in 2016. In addition, we continue to make necessary adjustments to operations in order to improve margins over time to historical performance levels. With our leadership position, customer relationships and strong balance sheet, we believe Quanta is uniquely positioned to serve the expanding needs of our customers in a complex, ever-changing energy infrastructure market.”

Net income from continuing operations attributable to common stock for the fourth quarter of 2015 included $0.25 per diluted share of net impairment charges. These charges consisted of asset impairments of $58.5 million ($44.6 million net of tax), or $0.27 per diluted share, which primarily resulted from lower forecasted oil and gas services revenues for our Gulf of Mexico operations and certain operations in Australia, due to the extended low commodity price environment. These impacts were partially offset by tax benefits of $4.2 million, or $0.02 per diluted share, associated with the realization of a previously unrecognized deferred tax asset

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related to our investment in a foreign subsidiary. Also, the fourth quarter of 2014 reflected a net $0.15 reduction in diluted earnings per share for net charges, which are more fully described in the footnotes to the accompanying supplemental data and reconciliation of non-GAAP financial measures.

Revenues for the year ended December 31, 2015 were $7.57 billion compared to revenues of $7.75 billion for the year ended December 31, 2014. Net income from continuing operations attributable to common stock was $120.3 million, or $0.62 per diluted share, for the year ended December 31, 2015 compared to $269.2 million, or $1.22 per diluted share, for the year ended December 31, 2014. Adjusted diluted earnings per share from continuing operations attributable to common stock (a non-GAAP measure) was $1.11 per diluted share for 2015 compared to $1.85 per diluted share for 2014. The years ended December 31, 2015 and 2014 included net charges which negatively impacted diluted earnings per share from continuing operations and are more fully described in the footnotes to the accompanying supplemental data and reconciliation of non-GAAP measures.

Net loss attributable to common stock was $5.1 million, or a loss of $0.03 per diluted share, in the fourth quarter of 2015. This compares to net income attributable to common stock in the fourth quarter of 2014 of $66.6 million, or $0.30 per diluted share. Net income attributable to common stock was $310.9 million, or $1.59 per diluted share, for the year ended December 31, 2015, which included a net of tax gain of $171.0 million, or $0.88 per diluted share, from the sale of Quanta’s fiber optic licensing operations. This compares to $296.7 million, or $1.35 per diluted share, for the year ended December 31, 2014.

The adjusted diluted earnings per share measures used in this earnings release are calculated as GAAP diluted earnings per share before acquisition and integration costs, amortization of intangible assets and non-cash compensation expense, and certain other items that affect comparability of results between periods. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.

Quanta completed 11 acquisitions during 2015, one of which was completed during the fourth quarter. Therefore, the fourth quarter and 2015 year-end results include these acquisitions from the respective acquisition dates and are compared to the pre-acquisition historical results of Quanta for the quarter and year ended December 31, 2014.

RECENT HIGHLIGHTS

•	Amended Senior Secured Revolving Credit Facility - In December 2015, Quanta entered into an amended and restated credit agreement with a syndicate of lenders led by Bank of America N.A. and JPMorgan Chase Bank, N.A., which increased the capacity under its senior secured revolving credit facility from $1.325 billion to $1.810 billion and extended the maturity date to December 18, 2020. The amended credit facility contains more favorable terms and provides additional flexibility for borrowings in foreign currencies. Quanta also has the option to increase the revolving commitments available under the facility by up to $400.0 million upon receipt of additional commitments from lenders.

•	Stock Repurchased - During the fourth quarter of 2015, Quanta repurchased approximately 3.6 million shares of common stock in the open market for approximately $76.8 million. During all of 2015, Quanta acquired approximately 59.3 million shares of its common stock for approximately $1.5 billion. In addition, Quanta estimates that under its accelerated share repurchase arrangement (the ASR), which was entered into in August 2015 and is currently expected to settle in April 2016, an additional 10 million shares of common stock could be retired.

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OUTLOOK

The long-term outlook for Quanta’s business is positive. However, weather, regulatory, permitting, project timing and other factors have impacted the company’s results in 2015, and may impact Quanta’s financial results in the future. Therefore, Quanta’s financial outlook for revenues, margins and earnings reflects management’s effort to properly align these uncertainties with the backlog the company is executing on and the opportunities expected to materialize during 2016. The following forward-looking statements are based on current expectations, and actual results may differ materially.

Quanta expects revenues for the full year 2016 to range between $7.5 billion and $8.0 billion and diluted earnings per share from continuing operations to be $1.30 to $1.50. Quanta expects adjusted diluted earnings per share from continuing operations (a non-GAAP measure) for the full year 2016 to be $1.58 to $1.78. These estimates reflect the estimated impact of the retirement of approximately 10 million shares currently anticipated to be delivered in April 2016 upon settlement of the ASR. Amortization of intangibles and non-cash stock-based compensation expense are forecasted to be approximately $29.1 million and $41.6 million for the full year of 2016.

NON-GAAP FINANCIAL MEASURES

The non-GAAP measures in this press release and on Quanta’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used in addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in the table attached to this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.

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CONFERENCE CALL INFORMATION

Quanta Services has scheduled a conference call for February 25, 2016 at 9:30 a.m. Eastern Time. To participate in the call, dial 1-416-204-9702 at least 10 minutes before the conference call begins and provide the conference call ID 4366193 or ask for the Quanta Services Fourth Quarter and Year End 2015 Earnings Conference Call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Internet, please visit the Quanta Services website at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live event, an archive will be available shortly after the call on the company’s website. A replay will also be available until 12:30 p.m. Eastern time on March 3, 2016 and may be accessed at 1-719-457-0820, using the conference call ID 4366193. For more information, please contact Kip Rupp, Vice President - Investor Relations at Quanta Services, by calling 713-341-7260 or emailing investors@quantaservices.com.

GET THE QUANTA SERVICES IR APP AND FOLLOW QUANTA ON IR SOCIAL MEDIA

The Quanta investor relations app for iPhone, iPad and Android mobile devices is available for free at Apple’s App Store for the iPhone and iPad and at Google Play for Android mobile devices. The Quanta investor relations app allows users to navigate the company’s investor relations materials, including the latest press releases, SEC filings, presentations, videos, audio cast conference calls and stock price information. Sharing functionality via email, Twitter and Facebook is available, as well as the ability for investors to be notified when new information is posted to Quanta’s IR app.

Additionally, investors and others should note that while we announce material financial information and make other public disclosures of information regarding Quanta through SEC filings, press releases and public conference calls, we may also utilize social media to communicate this information. It is possible that the information we post on social media could be deemed material. Accordingly, we encourage investors, the media and others interested in our company to follow Quanta, and review the information we post, on the social media channels listed on our website in the Investors & Media section.

ABOUT QUANTA SERVICES

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power and oil and gas industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy infrastructure. With operations throughout the United States, Canada and Australia and in select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

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Forward-Looking Statements

This press release (and oral statements regarding the subject matter of this press release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to projected revenues, earnings per share, margins, capital expenditures, and other projections of operating or financial results; expectations regarding the business outlook, growth or opportunities in particular markets; future capital allocation initiatives, including the amount, timing, availability, and strategy with respect to any future stock repurchases; the ability to deliver increased value and return capital to shareholders; the strategic use of Quanta’s balance sheet; matters relating to completion and settlement of the accelerated share repurchase arrangement (ASR); the expected value of contracts or intended contracts with customers; the scope, services, term and results of any projects awarded or expected to be awarded for services to be provided by Quanta; the anticipated commencement and completion dates for any projects awarded; the development of oil and natural gas mainline pipe projects and their impact on Quanta’s business or the demand for Quanta’s services; the level of oil, natural gas and natural gas liquids prices and their impact on Quanta’s business or demand for Quanta’s services; the impact of renewable energy initiatives, including mandated state renewable portfolio standards, the economic stimulus package and other existing or potential energy legislation; potential opportunities that may be indicated by bidding activity or similar discussions with customers; the potential benefits from acquisitions; the expected outcome of pending and threatened litigation; the business plans or financial condition of Quanta’s customers; Quanta’s plans and strategies; and the current economic and regulatory conditions and trends in the industries Quanta serves, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by known and unknown risks and uncertainties that are difficult to predict or beyond Quanta’s control, including, among others, market conditions; the effects of industry, economic or political conditions outside of the control of Quanta; quarterly variations in operating results; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of anticipated, pending or existing projects, including as a result of weather, regulatory or environmental processes, project performance issues, or customers’ capital constraints; the successful negotiation, execution, performance and completion of anticipated, pending and existing contracts, including the ability to obtain awards of projects on which Quanta bids or is otherwise discussing with customers; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; adverse impacts from weather; the ability to generate internal growth; competition in Quanta’s business, including the ability to effectively compete for new projects and market share; potential failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; liabilities associated with multi-employer pension plans, including underfunding of liabilities and termination or withdrawal liabilities; the possibility of further increases in the liability associated with Quanta’s withdrawal from a multi-employer pension plan; liabilities for claims that are self-insured or not insured; unexpected costs or liabilities that may arise from lawsuits or indemnity claims asserted against Quanta; the outcome of pending or threatened litigation; risks relating to the potential unavailability or cancellation of third party insurance, the exclusion of coverage for certain losses, and potential increases in premiums for coverage deemed beneficial to Quanta; cancellation provisions within contracts and the risk that contracts expire and are not renewed or are replaced on less favorable terms; loss of customers with whom Quanta has long-standing or significant relationships; the potential that participation in joint ventures exposes Quanta to liability and/or harm to its reputation for acts or omissions by partners; Quanta’s inability or failure to comply with the terms of its contracts, which may result in unexcused delays, warranty claims, failure to meet performance guarantees, damages or contract terminations; the effect of natural gas, natural gas liquids and oil prices on Quanta’s operations and growth opportunities and on Quanta’s customers’ capital programs and the resulting impact on demand for Quanta’s services; the future development of natural resources in shale formations; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; the failure of Quanta’s customers to comply with regulatory requirements applicable to their projects, including those related to awards of stimulus funds, which may result in project delays and cancellations; budgetary or other constraints that may reduce or eliminate tax incentives for or government funding of projects, including stimulus projects, which may result in project delays or cancellations; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets, including instability of foreign governments, currency fluctuations, tax and investment strategies and compliance with the laws of foreign jurisdictions as well as the U.S. Foreign Corrupt Practices Act and other applicable anti-bribery and anti-corruption laws; the ability to successfully identify, complete, integrate and realize synergies from acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of impairments of goodwill, receivables, property and equipment and other intangible assets or investments; growth outpacing Quanta’s decentralized management and infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce Quanta’s intellectual property rights or the obsolescence of such rights; risks related to the implementation of an information technology solution; the impact of a unionized workforce on operations, including labor stoppages or interruptions due to strikes or lockouts; potential liabilities relating to occupational health and safety matters; Quanta’s dependence on suppliers, subcontractors and equipment manufacturers; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit and cash, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investing activities; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; potential exposure to environmental liabilities; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; rapid technological and structural changes that could reduce the demand for Quanta’s services; the impact of increased healthcare costs arising from healthcare reform legislation; the impact of regulatory changes on labor costs; the impact of significant fluctuations in foreign currency exchange rates; the business, accounting or other effects from the sale of Quanta’s fiber optic licensing operations; the potential for claims or damages associated with the sale of Quanta’s fiber optic licensing operations, including as a result of indemnity claims; the terms of the ASR and factors affecting the final number and price of shares to be purchased thereunder, including the volume-weighted average share price of common stock, actions by the counterparty, events and transactions that result in termination of the ASR or adjustments of shares purchased or amounts paid under the ASR, and other risks and uncertainties detailed in Quanta’s Annual Reports on Form 10-K for the year ended Dec. 31, 2014, Quanta’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Quanta further expressly disclaims any written or oral statements made by any third party regarding the subject matter of this press release.

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Quanta Services, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2015 and 2014
(In thousands, except per share information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues	$1,899,272	$2,027,614	$7,572,436	$7,747,229
Cost of services (including depreciation)	1,676,233	1,715,986	6,648,771	6,578,435

Gross profit	223,039	311,628	923,665	1,168,794
Selling, general and administrative expenses	151,790	154,966	592,863	564,169
Asset impairment charges	58,451	—	58,451	—
Provision for long-term contract receivable	—	49,918	—	102,460
Arbitration expense	—	—	—	38,848
Amortization of intangible assets	9,174	9,097	34,848	34,257

Operating income	3,624	97,647	237,503	429,060
Interest expense	(2,928)	(1,334)	(8,024)	(4,765)
Interest income	375	695	1,493	3,736
Equity in earnings (losses) of unconsolidated affiliates	(152)	—	(466)	(332)
Other income (expense), net	(415)	(465)	(1,831)	(1,100)

Income from continuing operations before income taxes	504	96,543	228,675	426,599
Provision for income taxes	2,898	31,738	97,472	139,007

Net income (loss) from continuing operations	(2,394)	64,805	131,203	287,592
Net income (loss) from discontinued operations, net of taxes	(2,488)	6,170	190,621	27,490

Net income (loss)	(4,882)	70,975	321,824	315,082
Less: Net income attributable to noncontrolling interests	192	4,399	10,917	18,368

Net income (loss) attributable to common stock	$(5,074)	$66,576	$310,907	$296,714

Amounts attributable to common stock:
Net income (loss) from continuing operations	$(2,586)	$60,406	$120,286	$269,224
Net income (loss) from discontinued operations	(2,488)	6,170	190,621	27,490

Net income (loss) attributable to common stock	$(5,074)	$66,576	$310,907	$296,714

Earnings (loss) per share attributable to common stock - basic and diluted:
Continuing operations	$(0.02)	$0.27	$0.62	$1.22
Discontinued operations	(0.01)	0.03	0.97	0.13

Net income (loss) attributable to common stock	$(0.03)	$0.30	$1.59	$1.35

Weighted average shares used in computing earnings per share:
Basic	163,546	220,451	195,113	219,668

Diluted	163,546	220,472	195,120	219,690

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Quanta Services, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$128,771	$190,515
Accounts receivable, net	1,621,133	1,801,110
Costs and estimated earnings in excess of billings on uncompleted contracts	317,745	290,447
Inventories	75,285	38,921
Prepaid expenses and other current assets	134,585	161,024
Current assets of discontinued operations	—	13,687

Total current assets	2,277,519	2,495,704
PROPERTY AND EQUIPMENT, net	1,101,959	1,099,574
OTHER ASSETS, net	76,333	78,964
OTHER INTANGIBLE ASSETS, net	205,074	243,584
GOODWILL	1,552,658	1,596,695
NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS	—	739,062

Total assets	$5,213,543	$6,253,583

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and short-term borrowings	$7,067	$8,876
Accounts payable and accrued expenses	782,134	825,231
Billings in excess of costs and estimated earnings on uncompleted contracts	399,230	251,113
Current liabilities of discontinued operations	15,313	21,091

Total current liabilities	1,203,744	1,106,311
LONG-TERM DEBT AND NOTES PAYABLE, net of current maturities	475,364	72,489
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	446,620	443,711
NON-CURRENT LIABILITIES OF DISCONTINUED OPERATIONS	—	105,532

Total liabilities	2,125,728	1,728,043

TOTAL STOCKHOLDERS’ EQUITY	3,085,494	4,514,473
NONCONTROLLING INTERESTS	2,321	11,067

TOTAL EQUITY	3,087,815	4,525,540

Total liabilities and equity	$5,213,543	$6,253,583

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Quanta Services, Inc. and Subsidiaries
Supplemental Segment Data
For the Three and Twelve Months Ended December 31, 2015 and 2014
(Unaudited)

Segment Results

Quanta reports its results under two reporting segments: (1) Electric Power Infrastructure Services and (2) Oil and Gas Infrastructure Services, as set forth below (in thousands, except percentages).

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2015		2014		2015		2014
Revenues:
Electric Power Infrastructure	$1,291,522	68.0%	$1,364,081	67.3%	$4,937,289	65.2%	$5,302,671	68.4%
Oil and Gas Infrastructure	607,750	32.0	663,533	32.7	2,635,147	34.8	2,444,558	31.6

Consolidated revenues	$1,899,272	100.0%	$2,027,614	100.0%	$7,572,436	100.0%	$7,747,229	100.0%

Operating income (loss):

Electric Power Infrastructure (a)(b)(c)	$88,361	6.8%	$101,296	7.4%	$362,328	7.3%	$462,985	8.7%
Oil and Gas Infrastructure (d)	23,927	3.9	53,562	8.1	142,929	5.4	162,797	6.7

Corporate and Non-Allocated Costs (e)	(108,664)	N/A	(57,211)	N/A	(267,754)	N/A	(196,722)	N/A

Consolidated operating income	$3,624	0.2%	$97,647	4.8%	$237,503	3.1%	$429,060	5.5%

(a)	Included in operating income for the Electric Power Infrastructure Services segment for the three and twelve months ended December 31, 2015 is the impact of $19.3 million and $44.9 million of project losses related to a power plant project in Alaska. In addition, included in operating income for the twelve months ended December 31, 2015 are project losses of $21.2 million associated with an electric transmission project that was negatively impacted by adverse weather in the first and second quarters of 2015.
(b)	Included in operating income for the Electric Power Infrastructure Services segment for the three and twelve months ended December 31, 2015 is the impact of a property and equipment impairment charge of $6.6 million related to certain international renewable energy services operations.
(c)	Included in operating income for the Electric Power Infrastructure Services segment for the three and twelve months ended December 31, 2014 is the impact of a $49.9 million and $102.5 million charge to provision for long-term contract receivable associated with a disputed change order on an electric power infrastructure services project that was settled in 2015.
(d)	Included in operating income for the Oil and Gas Infrastructure Services segment for the twelve months ended December 31, 2015 is the impact of project losses of approximately $7.3 million on a directional drilling project in Canada that was completed in the fourth quarter of 2015. Included in operating income for the Oil and Gas Infrastructure Services segment for the twelve months ended December 31, 2014 is the impact of a $38.8 million expense associated with an adverse arbitration decision related to a contract dispute on a 2010 directional drilling project.
(e)	Included in operating loss for Corporate and Non-Allocated Costs for the three and twelve months ended December 31, 2015 was the impact of $51.9 million in asset impairment charges associated with goodwill and intangible asset reductions, which primarily resulted from lower forecasted oil and gas services revenues for our Gulf of Mexico operations and certain operations in Australia, due to the extended low commodity price environment.

Backlog

Backlog is not a term recognized under United States generally accepted accounting principles (GAAP); however, it is a common measurement used in the industry. Quanta’s methodology for determining backlog may not be comparable to the methodologies used by other companies. Quanta’s backlog represents the amount of consolidated revenue that it expects to realize from future work under construction contracts, long-term maintenance contracts and master service agreements. These estimates include revenues from the remaining portion of firm orders not yet completed and on which work has not yet begun, as well as revenues from change orders, renewal options, and funded and unfunded portions of government contracts to the extent that they are reasonably expected to occur. For purposes of calculating backlog, Quanta includes 100% of estimated revenues attributable to consolidated joint ventures and variable interest entities. The following table presents Quanta’s total backlog by reportable segment as of December 31, 2015, September 30, 2015 and December 31, 2014, along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date (in millions):

	Backlog as of
	December 31, 2015		September 30, 2015		December 31, 2014
	12 Month	Total	12 Month	Total	12 Month	Total

Electric Power Infrastructure	$3,307.9	$6,312.9	$3,387.4	$6,236.8	$3,395.1	$6,715.6
Oil and Gas Infrastructure	1,900.8	3,074.0	2,085.5	3,410.9	1,824.6	2,520.6

Total	$5,208.7	$9,386.9	$5,472.9	$9,647.7	$5,219.7	$9,236.2

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Quanta Services, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
For the Three and Twelve Months Ended December 31, 2015 and 2014
(In thousands, except per share information)
(Unaudited)

The non-GAAP measure of adjusted diluted earnings per share from continuing operations is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. As to certain of the items below, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period; (ii) non-cash stock-based compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, forfeiture rates, accelerated vesting and amounts granted during the period; (iii) acquisition and integration costs vary period to period depending on the level of Quanta’s acquisition activity ongoing during the period; (iv) income tax contingency releases vary period to period depending on the level of reserves for uncertain tax positions and the expiration dates under various federal and state statute of limitation periods; (v) charges to provision for long-term contract receivable can vary from period to period depending on management’s ongoing assessment of the recoverability of underlying assets; (vi) the expense associated with the arbitration decision is not a regularly occurring operational item; (vii) asset impairments can vary from period to period depending on economic and other factors; and (viii) cumulative revaluation of certain deferred tax liabilities associated with an Alberta provincial income tax law change and the elimination of tax benefits associated with the realization of a previously unrecognized deferred tax asset related to our investment in a foreign subsidiary are not regularly occurring items.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Adjusted diluted earnings per share from continuing operations:

Net income (loss) from continuing operations attributable to common stock (GAAP as reported)	$(2,586)	$60,406	$120,286	$269,224
Adjustments, net of income taxes:
Provision for long-term contract receivable (a)	—	30,265	—	62,552
Arbitration expense (b)	—	—	—	25,822
Impact of income tax contingency releases (c)	—	(3,216)	—	(8,099)
Impact of Alberta tax law change (d)	—	—	4,982	—
Asset impairment charges (e)	44,639	—	44,639	—
Impact of tax benefit from realization of previously unrecognized deferred tax asset (f)	(4,228)	—	(4,228)	—
Acquisition and integration costs	383	5,980	5,592	11,753

Adjusted net income from continuing operations attributable to common stock before certain non-cash adjustments	38,208	93,435	171,271	361,252
Non-cash stock-based compensation, net of income taxes	5,021	6,222	22,533	22,844
Amortization of intangible assets, net of income taxes	6,134	6,020	23,437	22,409

Adjusted net income from continuing operations attributable to common stock for adjusted diluted earnings per share from continuing operations	$49,363	$105,677	$217,241	$406,505

Calculation of weighted average shares for adjusted diluted earnings per share from continuing operations attributable to common stock:
Weighted average shares outstanding for basic earnings per share	163,546	220,451	195,113	219,668
Effect of dilutive stock options	5	21	7	22

Weighted average shares outstanding for adjusted diluted earnings per share	163,551	220,472	195,120	219,690

Adjusted diluted earnings per share from continuing operations attributable to common stock	$0.30	$0.48	$1.11	$1.85

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Quanta Services, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
For the Three and Twelve Months Ended December 31, 2015 and 2014
(Unaudited)

Footnotes

(a)	The amounts for the three and twelve months ended December 31, 2014 reflect the elimination of the charge to provision for long-term contract receivable associated with a disputed change order on an electric power infrastructure services project that was settled in 2015.
(b)	The amount for the twelve months ended December 31, 2014 reflects the elimination of expense recorded in the first quarter of 2014 resulting from an adverse arbitration decision associated with a contract dispute on a 2010 directional drilling project.
(c)	The amounts for the three and twelve months ended December 31, 2014 reflect the elimination of tax benefits primarily associated with the expiration of various federal and state tax statute of limitations periods during the third and fourth quarters of 2014. Significant uncertainty surrounds the timing of the release and the amount of such benefits.
(d)	The amount for the twelve months ended December 31, 2015 reflects the elimination of the non-recurring impact of the cumulative revaluation of certain deferred tax liabilities pursuant to an Alberta provincial income tax law change that became effective as of June 1, 2015.
(e)	The amounts for the three and twelve months ended December 31, 2015 reflect the elimination of asset impairment charges which were primarily associated with goodwill and intangible asset reductions, which primarily resulted from lower forecasted oil and gas services revenues for our Gulf of Mexico operations and certain operations in Australia, due to the extended low commodity price environment, and the elimination of a property and equipment impairment charge related to certain international renewable energy services operations.
(f)	The amounts for the three and twelve months ended December 31, 2015 reflect the realization of a previously unrecognized deferred tax asset related to Quanta’s investment in a foreign subsidiary.